Exhibit 99.1

Kerr-McGee Announces 2006 First-Quarter Earnings
Strong Operating Results Validate Strategy

Oklahoma City, May 4, 2006 - Kerr-McGee Corp. (NYSE: KMG) reports preliminary income from continuing operations for the 2006 first quarter of $276 million ($2.39 per diluted common share), compared with $243 million ($1.51 per share), for the 2005 first quarter. Continuing operations exclude results of the chemicals business, which was separated on March 30, 2006, and the North Sea oil and gas business sold in 2005.
The company also updated its first-quarter operating results, which reinforce the effectiveness of its redefined strategic plan as a pure-play oil and natural gas exploration and production company. During the first three months of 2006, Kerr-McGee:

•	Achieved initial production from the Ticonderoga and Constitution fields in the deepwater Gulf of Mexico
•	Attained strong production levels at the top of the company’s guidance range
•	Remained on schedule with development projects in China at CFD 11-6, CFD 12-1 and CFD 12-1S, and the deepwater Gulf of Mexico at Independence Hub and Blind Faith
•	Continued progress on development plans for identified discoveries in Brazil and Alaska
•	Replaced more than 30% of the company’s expected divestment-adjusted annual production

“The accomplishments in the first quarter provide solid evidence that we have the right strategy, the right assets and the right people to effectively execute as a pure-play E&P company and deliver increasing value to our shareholders,” said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. “In addition to the accomplishments at ongoing operations, we efficiently transitioned to a pure-play exploration and production company by completing the separation of our chemical business into a stand-alone company with the distribution of Tronox Class B common stock to our shareholders on March 30.”

Early Startup of Deepwater Ticonderoga and Constitution Fields
Kerr-McGee achieved first production from the Ticonderoga field in the deepwater Gulf of Mexico, which the company operates with a 50% working interest, on February 16. On March 27, the company started production from the first of six dry-tree wells in the 100%-owned Constitution field. Both fields are being processed through Kerr-McGee’s Constitution floating production spar facility, located on Green Canyon block 680 in approximately 5,000 feet of water, 190 miles southeast of New Orleans. Both fields were brought on stream ahead of schedule. Combined gross production from the fields is approximately 34 thousand barrels of oil equivalent per day (MBOE/d) or 20 MBOE/d net to Kerr-McGee. The company expects to ramp up production from all six dry-tree wells in the Constitution field to a rate of approximately 40 thousand barrels of oil per day (b/d) and 75 million cubic feet of natural gas per day (MMcf/d) by year-end 2006.

Strong Production Levels
Kerr-McGee realized strong production volumes from continuing operations during the first quarter averaging approximately 261 MBOE/d, at the top of the company’s guidance range. Startup of oil production from the Ticonderoga field, increased natural gas production in the Greater Natural Buttes area in eastern Utah and successful development activities in the southern region contributed to the solid performance. The production was achieved despite the shut-in volumes at the deepwater Red Hawk field, which resumed production in late April after repairs to hurricane-damaged third-party infrastructure were completed.

Total production, excluding volumes associated with the announced sale of the Gulf of Mexico shelf properties, was 238 MBOE/d on a divestment-adjusted basis for the first quarter of 2006. Daily divestment-adjusted total liquids production (crude oil, condensate and natural gas liquids) averaged 98 thousand barrels (Mbbls) in the 2006 first quarter, compared with 101 Mbbls in the 2005 period. Compared with the 2005 fourth-quarter daily volumes of 93 Mbbls, total divestment-adjusted liquids production for the first quarter 2006, increased by approximately 5%. The increase was primarily due to startup of the Ticonderoga field and continued recovery from the 2005 hurricane season. Natural gas sales on a divestment-adjusted basis averaged 843 MMcf/d for the 2006 first quarter, compared with 827 MMcf/d for the 2005 first quarter. Natural gas sales increased by 4%, versus the fourth quarter of 2005, due primarily to strong performance from several deepwater Gulf of Mexico fields, continued hurricane recovery in the Gulf of Mexico shelf and ramp up of gas production in the Rocky Mountain region.
The average wellhead price for oil, condensate and natural gas liquids from continuing operations was $53.96 per barrel for the 2006 first quarter compared with $42.63 per barrel for the 2005 period. The 2006 first-quarter average natural gas wellhead price from continuing operations was $7.96 per thousand cubic feet (Mcf) compared with $6.04 per Mcf in the 2005 first quarter.
Kerr-McGee continues to accelerate development onshore in the U.S., particularly in the Greater Natural Buttes area where the company increased production by approximately 40% versus first-quarter 2005 levels. The company’s current net production from the field averages approximately 180 million cubic feet of natural gas equivalent per day (MMCFE/d). In the Wattenberg field in northeastern Colorado, Kerr-McGee has maintained consistent net production levels at approximately 230 MMCFE/d.

Development Progress
Throughout the first three months of 2006, Kerr-McGee has remained on track to deliver its planned program of drilling approximately 680 development wells in 2006.
In the Greater Natural Buttes area, Kerr-McGee operates eight rigs and has interest in four additional rigs that are actively drilling. The company drilled approximately 65 development wells in the area during the first three months of 2006, with a 100% success rate, and remains on track to execute its planned program for the year, which includes 220 wells. In the Wattenberg field, the company currently operates five rigs and, during the first quarter, completed approximately 135 activities (development wells, refracs, tri-fracs, etc.) of the planned 430 activities for 2006.
In the southern region, Kerr-McGee continues to experience positive results from drilling activities in the Frost and Braulia fields in Starr County, Texas. The company now has completed eight development wells in the two fields. Total net production from the Frost and Braulia fields is approximately 40 MMCFE/d. The company currently is evaluating the potential to drill an additional 15 to 18 wells in the area during 2006.
In China’s Bohai Bay, Kerr-McGee continues to develop CFD 11-6, CFD 12-1 and CFD 12-1S as a unitized field, which will be tied back to the Hai Yang Shi You 112 - Kerr-McGee Global Producer VIII floating production, storage and offloading (FPSO) vessel. First production from CFD 11-6 is anticipated in the second quarter of 2006. First production from CFD 12-1 and CFD 12-1S is expected by year end.
In the deepwater Gulf of Mexico, Kerr-McGee has interests in three subsea developments that will be tied in to the Independence Hub platform in the ultra-deep waters of the Atwater Valley area in the eastern Gulf of Mexico. Kerr-McGee has successfully drilled the two development wells for the Merganser project and has begun completion operations. First production from this development is anticipated in mid-2007. The company also owns a 37.5% working interest in the Blind Faith project located on Mississippi Canyon blocks 695 and 696. First production is anticipated in 2008.

Kerr-McGee also announced its third discovery in the NW Nansen area. The East Breaks 602 #12 well, located in approximately 3,500 feet of water, was drilled to a total depth of approximately 10,000 feet and encountered more than 130 feet of net pay. Kerr-McGee operates the well with a 66% working interest. The NW Nansen area has an estimated resource range of between 20 million and 50 million barrels of oil equivalent (BOE). The company is preparing to spud a fourth well in the area, East Breaks 558 #2, which Kerr-McGee operates with a 50% working interest.
In Brazil, the company and its partner are working toward a development plan for the shallow-water Chinook field located in the BM-C-7 block approximately 125 miles south of Rio de Janeiro. Kerr-McGee estimates the field holds resources in the range of 250 million to 450 million BOE. Kerr-McGee holds a 50% working interest in the Chinook field.
In Alaska, at the company’s Nikaitchuq discovery, the state Department of Natural Resources has granted Kerr-McGee a land use permit and easement for its Oliktok Point pad and gathering line. The company continues to work toward the resolution of other issues, including royalty relief and access to pipelines. Kerr-McGee operates Nikaitchuq with a 70% working interest and estimates the discovery holds resources in the range of 100 million to 200 million BOE.

Production Replacement
Through the company’s accelerated development activities in the first quarter, Kerr-McGee has booked proved reserves of more than 30 million BOE - replacing more than 30% of its expected total 2006 divestment-adjusted production.

“We are extremely pleased with our program execution through the first three months of the year,” said David A. Hager, Kerr-McGee chief operating officer. “Our strategy is delivering excellent results. By accelerating development activities at our two large resource plays in the Rocky Mountains, and continuing our success in the deepwater Gulf of Mexico and South Texas areas, we have added stability and predictability to our program, increasing our confidence that we will grow our reserve base at a competitive FD&A (Finding, Development and Acquisition) cost.”

Adjusted After-tax Income
The company’s 2006 first-quarter adjusted after-tax income was $208 million ($1.80 per share), compared with $270 million ($1.68 per share) for the first quarter of 2005. Adjusted after-tax income is determined by excluding asset impairments and gains/losses on property sales from income from continuing operations, and adjusting results of commodity derivative activities to reflect only actual net realized gains/losses associated with the current period. The decrease in adjusted after-tax income for the 2006 first quarter is primarily due to a loss on the early repayment and modification of debt totaling $81 million ($53 million, net of tax) as previously announced. It also is partially due to increased stock-based compensation expense in the 2006 quarter as compared to the 2005 quarter of $29 million ($19 million, net of tax) from adopting a new accounting standard that requires fair value recognition for all share-based compensation arrangements.

	Three Months Ended
Millions of dollars, except per-share amounts	March 31
	2006	2005
Income from Continuing Operations	$276	$243
Adjustments (net of tax): (1)
Exclude: Loss on commodity derivatives	74	56
Asset impairments and property sales	(2)	(12)
Include: Realized commodity derivative loss	(140)	(17)
Adjusted After-Tax Income	$208	$270

Diluted Earnings Per Share -
Continuing Operations	$2.39	$1.51
Adjusted After-Tax Income	$1.80	$1.68

(1) Pre-tax adjustments are shown separately in the Adjusted After-Tax Income Analysis on page 11 of this release.

Adjusted after-tax income and the related measure per diluted share exclude items that management deems to not be reflective of the company’s core operations or represent timing differences between periods. Management believes that these non-GAAP financial measures provide valuable insight into the company’s core earnings from continuing operations and enable investors and analysts to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that adjusted after-tax income and the related measure per diluted share are comparable with similarly titled amounts for other companies.

At March 31, 2006, the cost of exploratory wells drilling, which if completed and determined to be noncommercial prior to filing of the company’s financial statements with the U.S. Securities and Exchange Commission, exposes the company to additional first-quarter after-tax exploration expense of approximately $23 million.

Revenues, Net Income and Capital Expenditures
First-quarter 2006 revenues from continuing operations were $1.3 billion, compared with $1.1 billion for the 2005 period. First-quarter 2006 net income was $255 million, compared with $355 million in 2005, including a $135 million decrease between periods associated with discontinued operations. Cash capital expenditures from continuing operations, including dry-hole costs, for the 2006 first quarter totaled $454 million, compared with $361 million for the 2005 period.

Debt and Stock Repurchase Program
At March 31, 2006, debt outstanding totaled $2.4 billion. During first-quarter 2006, Kerr-McGee redeemed $250 million face value of 7% deep-discount debentures due 2011, which had a carrying value of approximately $180 million and an effective interest cost of 14.25%.
In January 2006, the company announced a $1 billion share repurchase program. As of May 3, 2006, approximately 3.4 million shares had been repurchased under this program in the open market for a total cost of approximately $350 million.

Kerr-McGee will hold a conference call today at 10 a.m. EDT to discuss its first-quarter 2006 financial and operating results and expectations for the future. Interested parties may listen to the call via Kerr-McGee’s website at www.kerr-mcgee.com or by calling 1-888-482-0024 in the United States or 1-617-801-9702 outside the United States. The password for both dial in numbers will be “Kerr-McGee.”
Kerr-McGee is an Oklahoma City-based oil and natural gas exploration and production company focused in the U.S. onshore, deepwater Gulf of Mexico and select proven world-class hydrocarbon basins. For more information on Kerr-McGee, visit www.kerr-mcgee.com.

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First-quarter financial information presented in this news release is preliminary. First-quarter results will not become final until the company files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Statements in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, drilling risks, uncertainties in interpreting engineering data, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company’s Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this news release.

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this release, such as “estimated resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Kerr-McGee’s offices or web site, www.kerr-mcgee.com. You can also obtain these forms from the SEC by calling 1-800-SEC-0330.

Media contact:	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contacts:	Rick Buterbaugh Direct: 405-270-3561	John Kilgallon Direct: 405-270-3521

06-24

KERR-McGEE CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)

	Three Months Ended
(Millions of dollars, except per-share amounts)	March 31,
	2006	2005
Revenues
Oil and gas sales	$1,179	$1,006
Loss on commodity derivatives	(114)	(86)
Gas marketing	213	132
Other revenues	22	19
Total Revenues	1,300	1,071

Operating Expenses
Lease operating costs	131	108
Production and ad valorem taxes	31	30
Transportation expense	23	23
General and administrative expense	74	53
Exploration expense	52	55
Gas gathering, processing and other expenses	34	28
Gas marketing costs	214	130
Depreciation, depletion and amortization	189	223
Accretion expense	3	6
Asset impairments	-	4
Gain on sales of oil and gas properties	(4)	(22)
Total Operating Expenses	747	638

Operating Income	553	433

Interest expense	(41)	(60)
Loss on early repayment and modification of debt	(81)	-
Other income (expense)	(3)	(2)

Income from Continuing Operations before Income Taxes	428	371
Provision for income taxes	(152)	(128)

Income from Continuing Operations	276	243
Income from discontinued operations, net of tax	(23)	112
Cumulative effect of change in accounting principle, net of tax	2	-
Net Income	$255	$355

Basic Earnings per Common Share -
Continuing operations	$2.43	$1.57
Discontinued operations	(0.20)	0.72
Cumulative effect of change in accounting principle	0.02	-
Net income	$2.25	$2.29

Diluted Earnings per Common Share -
Continuing operations	$2.39	$1.51
Discontinued operations	(0.20)	0.69
Cumulative effect of change in accounting principle	0.02	-
Net income	$2.21	$2.20

Weighted average shares outstanding (thousands) -
Basic	113,596	154,831
Diluted	115,392	162,825

KERR-McGEE CORPORATION
ADJUSTED AFTER-TAX INCOME ANALYSIS
(Preliminary and Unaudited)

	Three Months Ended
(Millions of dollars, except per-share amounts)	March 31,
	2006	2005
Revenues, excluding marketing and derivatives
Natural gas sales	$669	$548
Crude oil, condensate and natural gas liquids sales	510	458
Other revenues	22	19
	1,201	1,025
Operating expenses, excluding marketing
Lease operating costs (a)	131	108
Production and ad valorem taxes	31	30
Total lifting costs	162	138
Transportation expense	23	23
General and administrative expense (a)	74	53
Exploration expense (a)	52	55
Gas gathering, processing and other expenses	34	28
Depreciation, depletion and amortization	189	223
Accretion expense	3	6
	537	526

Core E&P Operating Profit	664	499

Loss on commodity derivatives	(114)	(86)
Gas marketing revenues	213	132
Gas purchase costs (including transportation)	(214)	(130)
Asset impairments	-	(4)
Gain on sales of oil and gas properties	4	22

Operating Income	553	433

Interest expense	(41)	(60)
Loss on early repayment and modification of debt	(81)	-
Other income (expense)	(3)	(2)

Income from Continuing Operations before Income Taxes	428	371
Provision for Income Taxes	(152)	(128)

Income from Continuing Operations (GAAP)	276	243

Exclude: Loss on commodity derivatives	114	86
Asset impairments	-	4
Gain on sales of oil and gas properties	(4)	(22)

Include: Realized commodity derivative loss (b)	(215)	(26)

Income tax (expense) benefit associated with adjusting items	37	(15)

Adjusted After-Tax Income (non-GAAP)	$208	$270

Adjusted After-Tax Income per Diluted Common Share (non-GAAP)	$1.80	$1.68

Weighted Average Number of Diluted Shares Outstanding (thousands)	115,392	162,825

(a) Lease operating costs, G&A expense and exploration expense include stock-based compensation costs of $11.9, $25.7 and $3.8 in 2006 and $1.5, $10.7 and $0.5 in 2005, respectively.

(b) Represents actual realizations (settlements) for all commodity derivatives, whether hedge or non-hedge, associated with the applicable period.

Adjusted After-Tax Income and the related measure per diluted share exclude items that management deems not to be reflective of the company's core operations or reflect timing differences between periods. Management believes that these non-GAAP financial measures provide valuable insight into the company's core earnings from continuing operations and enable investors to better compare core operating results with those of other companies by eliminating items that may be unique to the company. Other companies may define these items differently, and the company cannot assure that Adjusted After-Tax Income is comparable with similarly titled amounts for other companies.

KERR-McGEE CORPORATION
OPERATING HIGHLIGHTS
(Preliminary and Unaudited)

	Three Months Ended
	March 31,

Natural Gas Production and Average Sales Prices	2006	2005

Production Volumes (MMcf/d)
Gulf of Mexico -
Deepwater	238	256
Shelf	91	156
U.S. Onshore -
Rocky Mountain	363	331
Southern	242	266
Total	934	1,009

Average Wellhead Sales Prices (per Mcf)
Gulf of Mexico -
Deepwater	$8.43	$6.59
Shelf	8.41	6.47
U.S. Onshore -
Rocky Mountain	7.55	5.71
Southern	7.95	5.65
Average	$7.96	$6.04

Crude Oil, Condensate and NGL Production and Average Sales Prices

Production Volumes (Mbbls/d)
Gulf of Mexico -
Deepwater	47	48
Shelf	8	14
U.S. Onshore -
Rocky Mountain	21	22
Southern	14	14
Total U.S.	90	98
China (a)	16	22
Total	106	120

Average Wellhead Sales Prices (per bbl)
Gulf of Mexico -
Deepwater	$56.29	$44.80
Shelf	54.84	45.70
U.S. Onshore -
Rocky Mountain	52.09	40.14
Southern	48.33	42.49
Average U.S.	53.98	43.56
China	53.83	38.37
Average	$53.96	$42.63

Energy Equivalent Production Volumes
Total -
MBoe per day	261	288
MMcfe per day	1,568	1,727

(a) China sales volumes of 15 Mbbls/d in 2006 and 21 Mbbls/d in 2005 differ from production volumes shown above due to timing of cargo liftings.

KERR-McGEE CORPORATION
SELECTED BALANCE SHEET INFORMATION
(Preliminary and Unaudited)

(Millions of dollars)
	March 31,	December 31,
Selected Balance Sheet Information	2006	2005

Cash and cash equivalents	$83	$1,053
Current assets	1,311	3,249
Total assets	11,487	14,276
Current liabilities	2,534	3,931
Total debt	2,401	2,583	(a)
Stockholders' equity	4,196	4,115

Shares outstanding at period-end (thousands)	113,442	116,212

(a) In the first quarter 2006, certain December 31, 2005 balances have been reclassified to present Tronox as a discontinued operation. Total debt  at year-end 2005 of $3.133 billion was reduced by $500 million (representing Tronox debt eliminated at the spinoff date) as a result of such reclassifications.